Exhibit 99.1

For more information contact: Roger E. Gower, President/C.E.O. (651) 697-4000 Michelle Sprunck, Investor Relations (651) 697-4026

MCT REPORTS FIRST QUARTER 2007 RESULTS

St. Paul, Minnesota. (May 2, 2007) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its first quarter of 2007. Net sales for the first quarter of 2007 were $3.3 million, an increase of 41% from net sales of $2.4 million for the first quarter of 2006 and up 17% from the fourth quarter of 2006. Net loss was $.2 million, or $0.00 per share in the first quarter of 2007, compared to net loss of $1.1 million or $0.04 per share in the comparable prior year period.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented: “This quarter’s solid performance, with revenue increases of 41% over the first quarter of 2006 and 17% over the fourth quarter of 2006, reflected the solid bookings received during this period. Our financial performance in the quarter included both positive cash flow and EBITDA in excess of $280K, and it appears that our increasing bookings activity has continued into the second quarter. Improvements in cash flows, gross margins and bookings are all linked to the increasing market acceptance of our latest Tri-Temperature Strip Test Handler offering. Simply stated, Strip Test and MCT continue to grow despite various statements regarding weak and uncertain test handler market trends,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry. MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrak™, which are designed to automate the back-end of the semiconductor manufacturing process. MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide. MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia. MCT is traded on the OTC Bulletin Board under the symbol MCTI.

MCT, Inc. (First Quarter 2007)—Page Two

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion & Analysis included in Form 10-K for the year ended December 31, 2006.

# # #

MCT, Inc. (First Quarter 2007)—Page Three

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three months ended
	March 31, 2007	April 1 2006
Net sales	$3,337	$2,375
Cost of sales	1,604	1,181
Gross profit	1,773	1,194
Gross margin	52.5%	50.3%

Selling, general and administrative	1,105	945
Research and development cost	500	518
Total operating expenses	1,605	1,463

Operating income (loss)	(168)	(269)

Interest and other	(327)	(814)

Net income (loss)	$(159)	$(1,083)

Net income (loss) per share — basic and diluted	$(0.00)	$(0.04)

Weighted average shares outstanding:
Basic	36,665	27,225
Diluted	36,665	27,225

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)

	March 31 2007	Dec 31, 2006
Assets
Current assets
Cash and cash equivalents	$354	$200
Accounts receivable, net	2,648	2,816
Inventories, net	2,464	2,016
Other current assets	159	169
Total current assets	5,625	5,201

Property, net	104	91

Debt issue costs and other, net	286	264

Total assets	$6,015	$5,556

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$945	$440
Bank line of credit	3,873	3,906
Accrued liabilities	1,366	1,291
Current portions of long-term obligations	1,467	228
Total current liabilities	7,651	5,865

Long-term debt	3,206	5,506

Total stockholders’ deficit	(4,842)	(5,815)

Total liabilities and stockholders’ deficit	$6,015	$5,556